Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS FOURTH QUARTER RESULTS

Gross Profit Improves on 22% Sequential Volume Growth

Hutchinson, Minn., Nov. 2, 2015 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported net sales of $63.4 million for its fiscal fourth quarter ended September 27, 2015. Suspension assembly shipments for the quarter totaled 105.4 million, up 22% from 86.6 million in the preceding quarter.

“As we expected, overall demand for suspension assemblies grew in what is typically a seasonally stronger period for disk drive production,” said Rick Penn, Hutchinson Technology’s president and chief executive officer. “Our sales to all of our major disk drive customers increased in the quarter and we also benefited from our market position on suspension assemblies for 2.5-inch disk drives.”

Gross profit in the fiscal 2015 fourth quarter totaled $7.5 million, or 11.8% of net sales, up from $4.8 million, or 8.8% of net sales, in the fiscal third quarter. The improvement resulted from the higher volume in the quarter and the resulting increase in operating leverage. The company continued to optimize costs by shifting assembly production to its Thailand assembly operation, which accounted for 92% of the fourth quarter’s assembly production, up from 89% in the preceding quarter.

The company’s operating loss in the fiscal fourth quarter declined to $3.9 million from $6.1 million in the preceding quarter. The improvement resulted from the increase in gross profit and lower research and development expenses, which declined to $3.8 million from $5.2 million in the preceding quarter due primarily to the recognition of $1.5 million of previously deferred income described below. Penn noted that research and development expenses are expected to return to $5 million to $6 million in the fiscal 2016 first quarter.

Penn said that results from reliability testing for its new shape memory alloy (“SMA”) optical image stabilization (“OIS”) actuator have been encouraging. “We have shipped prototypes of our Gemini OIS actuator to lensholder assembly manufacturers and currently expect some smartphone makers to begin receiving prototype camera modules that use our new OIS actuator by the end of this calendar year.”

For its fiscal 2015 fourth quarter, the company reported a net loss of $9.3 million, or $0.28 per share. The net loss for the quarter included:

•	a $2.4 million foreign currency loss;

•	a $1.6 million asset impairment charge on the company’s development center building in Hutchinson, Minnesota; and

•	$340,000 of non-cash interest expense, partially offset by

•	$1.5 million of previously deferred income related to a former cost-sharing agreement for development of the company’s SMA OIS actuator.

Excluding these items, the company’s net loss for the fiscal 2015 fourth quarter was $6.5 million, or $0.20 per share.

In the preceding quarter, the company reported a net loss of $10.2 million, or $0.30 per share, on net sales of $54.7 million. The third quarter net loss included a $1.1 million foreign currency loss and $330,000 of non-cash interest expense. Excluding these items, the company’s net loss for the fiscal 2015 third quarter was $8.7 million, or $0.26 per share.

Cash and investments at the end of the fiscal 2015 fourth quarter totaled $40.4 million compared with $36.4 million at the end of the preceding quarter. Cash increased primarily due to favorable changes in working capital, including a $4.7 million reduction in receivables and a $3.8 million reduction in inventories. Capital spending totaled approximately $600,000 in the quarter, compared with $2.8 million in the third quarter. In 2016, capital spending is expected to be $10 million to $15 million. There were no outstanding borrowings on the company’s revolving line of credit at quarter end compared with $3.0 million at the end of the fiscal third quarter.

For its fiscal 2016 first quarter, the company currently expects its suspension assembly shipments to be flat to up 5% sequentially with an average selling price of $0.57, flat with the fiscal 2015 fourth quarter. Gross profit is currently expected to be flat to up slightly on a sequential basis.

“We are pleased with the progress evident in our fourth quarter performance,” said Penn. “We continue to focus on improving our position in the suspension assembly market and expanding our relationships in the smartphone camera supply chain.”

Conference Call and Webcast Cancelled

Due to today’s earlier announcement of a definitive merger agreement between the company and TDK Corporation, the conference call and webcast previously scheduled for 7:00 a.m. Central Time on Friday, November 6 has been cancelled.

About Hutchinson Technology

Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding our market position, demand for and shipments of suspension assemblies, product mix, pricing, operating performance, market adoption and production of OIS actuators, our capital spending, operating costs and financial results. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2015	2014	2015	2014

Net sales	$63,366	$70,304	$252,823	$261,087
Cost of sales	55,889	61,353	222,791	237,186
Gross profit	7,477	8,951	30,032	23,901

Research and development expenses	3,796	4,828	22,100	17,316
Selling, general and administrative expenses	5,922	5,648	23,481	22,990
Severance and site consolidation expenses	-	(60)	159	2,726
Asset impairment	1,620	-	1,620	4,470
Loss from operations	(3,861)	(1,465)	(17,328)	(23,601)

Other (expense) income, net	(2,246)	500	(3,538)	(1,738)
Loss on extinguishment of long-term debt	-	-	(4,318)	-
Interest income	14	10	40	73
Interest expense	(3,219)	(4,186)	(14,028)	(15,909)
Loss before income taxes	(9,312)	(5,141)	(39,172)	(41,175)

Provision (benefit) for income taxes	24	15	(74)	(761)

Net loss	$(9,336)	$(5,156)	$(39,098)	$(40,414)

Basic loss per share	$(0.28)	$(0.18)	$(1.20)	$(1.44)

Diluted loss per share	$(0.28)	$(0.18)	$(1.20)	$(1.44)

Weighted-average common shares outstanding	33,533	28,072	32,711	27,993

Weighted-average diluted shares outstanding	33,533	28,072	32,711	27,993

Hutchinson Technology Incorporated

Condensed Consolidated Balance Sheets - Unaudited

(In thousands, except shares data)

	September 27,	September 28,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$39,454	$37,939
Short-term investments - restricted	965	965
Trade receivables, net	15,860	23,971
Other receivables	2,707	2,894
Inventories	40,148	48,978
Other current assets	3,588	4,323
Total current assets	102,722	119,070
Property, plant and equipment, net	134,509	153,169
Other assets	4,281	2,926
Total assets	$241,512	$275,165

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current debt, net of discount	$3,000	$48,731
Current portion of capital lease obligation	2,188	2,109
Accounts payable	19,877	19,055
Accrued expenses	7,077	6,406
Accrued compensation	9,388	9,312
Total current liabilities	41,530	85,613
Long-term debt, net of discount	122,156	87,168
Capital lease obligation	4,220	4,464
Other long-term liabilities	2,731	3,092
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 33,540,000 and 28,102,000
issued and outstanding	335	281
Additional paid-in capital	452,165	433,308
Accumulated other comprehensive loss	(4,309)	(543)
Accumulated loss	(377,316)	(338,218)
Total shareholders' equity	70,875	94,828
Total liabilities and shareholders' equity	$241,512	$275,165

Hutchinson Technology Incorporated

Condensed Consolidated Statements of Cash Flows - Unaudited

(Dollars in thousands)

	Fifty-Two Weeks Ended
	September 27,	September 28,
	2015	2014
Operating activities:
Net loss	$(39,098)	$(40,414)
Adjustments to reconcile net loss to
cash provided by (used for) operating activities:
Depreciation and amortization	31,945	37,204
Stock-based compensation	1,415	1,345
Loss on disposal of assets	63	(57)
Asset impairment charge	1,620	4,470
Non-cash interest expense	1,963	3,343
Loss on extinguishment of debt	4,318	-
Severance and site consolidation expenses	(27)	27
Changes in operating assets and liabilities	16,566	(7,392)
Cash provided by (used for) operating activities	18,765	(1,474)

Investing activities:
Capital expenditures	(17,940)	(17,283)
Proceeds from sale / leaseback of equipment	3,221	6,395
Proceeds from sale of building and other assets	-	4,563
Change in restricted cash	382	1,662
Purchases of marketable securities	(1,930)	(2,395)
Sales / maturities of marketable securities	1,930	2,630
Cash used for investing activities	(14,337)	(4,428)

Financing activities:
Proceeds from issuance of common stock	83	59
Repayments of capital lease	(2,382)	(1,739)
Repayments of revolving credit line	(127,773)	(189,389)
Proceeds from revolving credit line	118,240	194,942
Repayments of debt	(41,322)	-
Proceeds from private placement of debt	37,500	-
Proceeds from term loan	15,000	-
Debt refinancing costs	(3,175)	-
Cash (used for) provided by financing activities	(3,829)	3,873

Effect of exchange rate changes on cash	916	565

Net increase (decrease) in cash and cash equivalents	1,515	(1,464)

Cash and cash equivalents at beginning of period	37,939	39,403

Cash and cash equivalents at end of period	$39,454	$37,939

Hutchinson Technology Incorporated

Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited

(In thousands, except per share data)

	Thirteen Weeks Ended
	September 27,	June 28,	September 28,
	2015	2015	2014

Net loss - GAAP	$(9,336)	$(10,160)	$(5,156)
Subtract deferred income recognized	(1,520)	-	-
Subtract foreign currency gain	-	-	(396)
Subtract reversal of severance expense	-	-	(325)
Add foreign currency loss	2,355	1,093	-
Add non-cash interest expenses	340	332	869
Add site consolidation and severance expenses	-	-	268
Add asset impairment	1,620	-	-
Net loss - Adjusted	$(6,541)	$(8,735)	$(4,740)

Net loss per common share – GAAP:

Basic loss income per share	$(0.28)	$(0.30)	$(0.18)
Diluted loss income per share	$(0.28)	$(0.30)	$(0.18)

Net loss per common share – Adjusted:

Basic loss per share	$(0.20)	$(0.26)	$(0.17)
Diluted loss per share	$(0.20)	$(0.26)	$(0.17)

Weighted average common and common equivalent shares outstanding:

Basic	33,533	33,493	28,072
Diluted	33,533	33,493	28,072

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and common equivalent shares outstanding basic and diluted, respectively.